Exhibit 99.1
PRESS RELEASE

Beazer Homes Reports Third Quarter Fiscal 2016 Results

ATLANTA, July 28, 2016 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the three and nine months ended June 30, 2016.
The Company reported net income from continuing operations of $6.1 million for the quarter ended June 30, 2016, compared with a net income of $12.2 million for the quarter ended June 30, 2015. This quarter’s results included tax expense of $5.3 million, compared to a tax benefit of $0.1 million last year, reflecting the reversal of a significant portion of the Company’s valuation allowance in the fourth quarter of fiscal 2015. Net income in the quarter also included a $15.5 million benefit from insurance recoveries, offset by $11.9 million in impairment charges and $6.4 million in additional year-over-year interest expense.
Revenue and Adjusted EBITDA both grew compared to the prior year. Revenue of $459.9 million was up 7.1%, driven by an increase in home closings, which totaled 1,364, up 5.5%, and Average Selling Prices, which reached $330.6 thousand, up 4.0%. Adjusted EBITDA rose 3.6% versus the prior year to $38.3 million.
Relative to the Company’s objective to achieve $2 billion in revenue with Adjusted EBITDA of at least $200 million, referred to as the “2B-10” Plan, for the trailing twelve months, total revenue was $1.8 billion, up 18.3%, and Adjusted EBITDA of $161.4 million was up $27.0 million, or 20.1%, compared to the same period last year.
The Company ended the quarter with more than $127 million of unrestricted cash and total available liquidity of more than $240 million. During the quarter, the Company reduced outstanding debt by nearly $30 million, bringing the fiscal year to date debt reduction total to over $71 million. The Company now intends to reduce debt by a total of at least $150 million during fiscal 2016, an increase of $50 million from previous expectations.
“Our results in the third quarter built on the strength we experienced in the first half of the year, as we generated EBITDA growth while reducing our leverage. Our sales pace and Average Selling Prices met our expectations in all regions, and gross margin was up sequentially as demand benefited from employment gains, low interest rates and a limited supply of new and used homes,” said Allan Merrill, CEO of Beazer Homes.
Mr. Merrill continued, “Looking forward, we are well positioned to continue delivering EBITDA growth and debt reduction through a combination of increased revenue, better operating margins and improved capital efficiency.”

Summary results for the three and nine months ended June 30, 2016 are as follows:
Q3 Results from Continuing Operations (unless otherwise specified)

	Three Months Ended June 30,
	2016	2015	Change*
New Home Orders	1,490	1,524	(2.2)%
Orders per community per month	3.0	3.1	(3.2)%
Average active community count	166	164	1.2%
Actual community count at quarter-end	168	168	—%
Cancellation rates	19.6%	19.6%	—

Total Home Closings	1,364	1,293	5.5%
Average selling price (ASP) from closings (in thousands)	$330.6	$318.0	4.0%
Homebuilding revenue (in millions)	$451.0	$411.1	9.7%
Homebuilding gross margin	17.0%	18.1%	-110 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	19.7%	18.1%	160 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	24.1%	21.3%	280 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales and additional insurance recoveries from a third-party insurer	20.7%	21.3%	-60 bps

Income from continuing operations before income taxes (in millions)	$11.5	$12.1	$(0.6)
Provision for (benefit from) income taxes (in millions)	$5.3	$(0.1)	$5.5
Income from continuing operations (in millions)	$6.1	$12.2	$(6.1)
Basic income per share from continuing operations	$0.19	$0.46	$(0.27)
Diluted income per share from continuing operations	$0.19	$0.38	$(0.19)

Total Company land and land development spending (in millions)	$72.6	$105.9	$(33.4)
Total Company Adjusted EBITDA, excluding additional insurance recoveries from a third-party insurer (in millions)	$38.3	$36.9	3.6%
LTM Adjusted EBITDA, excluding unexpected warranty costs, a litigation settlement in discontinued operations and additional insurance recoveries from a third-party insurer (in millions)	$161.4	$134.4	20.1%

	Nine Months Ended June 30,
	2016	2015	Change*
New Home Orders	3,951	4,188	(5.7)%
LTM orders per month per community	2.6	2.8	(7.1)%
Cancellation rates	20.4%	18.9%	150 bps

Total Home Closings	3,563	3,114	14.4%
ASP from closings (in thousands)	$326.9	$307.9	6.2%
Homebuilding revenue (in millions)	$1,164.8	$959.0	21.5%
Homebuilding gross margin	16.6%	16.9%	-30 bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	17.8%	16.9%	90 bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	22.1%	20.2%	190 bps
Homebuilding gross margin, excluding I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	20.4%	21.6%	-120 bps

Income (loss) from continuing operations before income taxes (in millions)	$8.1	$(8.7)	$16.7
Provision for (benefit from) income taxes (in millions)	$2.1	$(0.7)	$2.8
Income (loss) from continuing operations (in millions)	$6.0	$(7.9)	$13.9
Basic and diluted income (loss) per share from continuing operations	$0.19	$(0.30)	$0.49

Total Company land and land development spending (in millions)	$267.8	$353.5	$(85.6)
Total Company Adjusted EBITDA, excluding unexpected warranty costs, a litigation settlement in discontinued operations and additional insurance recoveries from a third-party insurer (in millions)	$90.3	$73.0	23.8%
* Change is calculated using unrounded numbers.
“LTM” indicates amounts for the trailing 12 months.

As of June 30, 2016

	As of June 30,
	2016	2015	Change
Backlog units	2,426	2,764	(12.2)%
Dollar value of backlog (in millions)	$814.6	$899.2	(9.4)%
ASP in backlog (in thousands)	$335.8	$325.3	3.2%
Land and lots controlled	24,317	27,183	(10.5)%

Conference Call

The Company will hold a conference call on July 28, 2016 at 9:30 a.m. ET to discuss these results. Interested parties may listen to the conference call and view the Company’s slide presentation over the Internet by visiting the “Investor Relations” section of the Company's website at www.beazer.com. To access the conference call by telephone, listeners should dial 800-619-8639 (for international callers, dial 312-470-7002). To be admitted to the call, verbally supply the passcode “BZH.” A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 800-884-1524 or 402-280-9924 and enter the passcode “3740” (available until 10:59 p.m. ET on August 4, 2016), or visit www.beazer.com. A replay of the webcast will be available at www.beazer.com for at least 30 days.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things: (i) economic changes nationally or in local markets, changes in consumer confidence, declines in employment levels, inflation or increases in the quantity and decreases in the price of new homes and resale homes on the market; (ii) the cyclical nature of the homebuilding industry and a potential deterioration in homebuilding industry conditions; (iii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on communities under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (iv) our cost of and ability to access capital, due to factors such as limitations in the capital markets or adverse credit market conditions, and otherwise meet our ongoing liquidity needs, including the impact of any downgrades of our credit ratings or reductions in our tangible net worth or liquidity levels; (v) our ability to reduce our outstanding indebtedness and to comply with covenants in our debt agreements or satisfy such obligations through repayment or refinancing; (vi) the availability and cost of land and the risks associated with the future value of our inventory, such as additional asset impairment charges or writedowns; (vii) estimates related to homes to be delivered in the future (backlog) are imprecise, as they are subject to various cancellation risks that cannot be fully controlled; (viii) shortages of or increased prices for labor, land or raw materials used in housing production and the level of quality and craftsmanship provided by our subcontractors; (ix) a substantial increase in mortgage interest rates, increased disruption in the availability of mortgage financing, a change in tax laws regarding the deductibility of mortgage interest, or an increased number of foreclosures; (x) increased competition or delays in reacting to changing consumer preference in home design; (xi) continuing severe weather conditions or other related events could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas; (xii) estimates related to the potential recoverability of our deferred tax assets; (xiii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations or governmental policies, including these related to the environment; (xiv) the results of litigation or government proceedings and fulfillment of the obligations in the consent orders with governmental authorities and other settlement agreements; (xv) the impact of construction defect and home warranty claims, including water intrusion issues in Florida; (xvi) the cost and availability of insurance and surety bonds; (xvii) the performance of our unconsolidated entities and our unconsolidated entity partners; (xviii) the impact of information technology failures or data security breaches; (xix) terrorist acts, natural disasters, acts of war or other factors over which the Company has little or no control; or (xx) the impact on homebuilding in key markets of governmental regulations limiting the availability of water.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Total revenue	$459,937	$429,438	$1,189,993	$994,561
Home construction and land sales expenses	370,367	353,081	980,094	829,073
Inventory impairments and abandonments	11,917	249	15,098	249
Gross profit	77,653	76,108	194,801	165,239
Commissions	17,500	17,246	45,856	40,141
General and administrative expenses	40,457	37,669	111,024	101,837
Depreciation and amortization	3,387	3,497	9,434	8,619
Operating income	16,309	17,696	28,487	14,642
Equity in income of unconsolidated entities	62	153	71	377
Gain (loss) on extinguishment of debt	429	—	(2,030)	—
Other expense, net	(5,344)	(5,763)	(18,467)	(23,670)
Income (loss) from continuing operations before income taxes	11,456	12,086	8,061	(8,651)
Expense (benefit) from income taxes	5,349	(135)	2,067	(726)
Income (loss) from continuing operations	6,107	12,221	5,994	(7,925)
Loss from discontinued operations, net of tax	(325)	(46)	(447)	(4,236)
Net income (loss)	$5,782	$12,175	$5,547	$(12,161)
Weighted average number of shares:
Basic	31,813	26,482	31,793	26,473
Diluted	31,820	31,800	31,797	26,473
Basic income (loss) per share:
Continuing operations	$0.19	$0.46	$0.19	$(0.30)
Discontinued operations	$(0.01)	$—	$(0.01)	$(0.16)
Total	$0.18	$0.46	$0.18	$(0.46)
Diluted income (loss) per share:
Continuing operations	$0.19	$0.38	$0.19	$(0.30)
Discontinued operations	$(0.01)	$—	$(0.01)	$(0.16)
Total	$0.18	$0.38	$0.18	$(0.46)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Capitalized interest in inventory, beginning of period	$140,139	$112,476	$123,457	$87,619
Interest incurred	28,758	30,748	89,313	91,290
Capitalized interest impaired	(626)	—	(710)	—
Interest expense not qualified for capitalization and included as other expense	(5,406)	(5,954)	(19,471)	(23,396)
Capitalized interest amortized to house construction and land sales expenses	(20,467)	(13,558)	(50,191)	(31,801)
Capitalized interest in inventory, end of period	$142,398	$123,712	$142,398	$123,712

BEAZER HOMES USA, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share data)

	June 30, 2016	September 30, 2015
ASSETS
Cash and cash equivalents	$127,209	$251,583
Restricted cash	18,846	38,901
Accounts receivable (net of allowance of $866 and $1,052, respectively)	65,905	52,379
Income tax receivable	221	419
Owned Inventory	1,731,850	1,697,590
Investments in unconsolidated entities	9,361	13,734
Deferred tax assets, net	324,763	325,373
Property and equipment, net	21,008	22,230
Other assets	19,464	18,994
Total assets	$2,318,627	$2,421,203
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$109,449	$113,539
Other liabilities	138,319	148,966
Total debt (net of discounts of $4,819 and $3,639, respectively)	1,429,483	1,528,275
Total liabilities	$1,677,251	$1,790,780
Stockholders’ equity:
Preferred stock (par value $.01 per share, 5,000,000 shares authorized, no shares issued)	$—	$—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 33,083,145 issued and outstanding and 32,660,583 issued and outstanding, respectively)	33	33
Paid-in capital	862,959	857,553
Accumulated deficit	(221,616)	(227,163)
Total stockholders’ equity	641,376	630,423
Total liabilities and stockholders’ equity	$2,318,627	$2,421,203

Inventory Breakdown
Homes under construction	$520,313	$377,281
Development projects in progress	736,587	809,900
Land held for future development	221,148	270,990
Land held for sale	38,791	44,555
Capitalized interest	142,398	123,457
Model homes	72,613	71,407
Total owned inventory	$1,731,850	$1,697,590

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS
($ in thousands, except otherwise noted)

	Three Months Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2016	2015	2016	2015
Closings:
West region	620	473	1,666	1,175
East region	373	412	907	986
Southeast region	371	408	990	953
Total closings	1,364	1,293	3,563	3,114

New orders, net of cancellations:
West region	661	691	1,820	1,811
East region	343	390	982	1,164
Southeast region	486	443	1,149	1,213
Total new orders, net	1,490	1,524	3,951	4,188

			As of June 30,
			2016	2015
Backlog units at end of period:
West region			1,109	1,193
East region			562	778
Southeast region			755	793
Total backlog units			2,426	2,764

Dollar value of backlog at end of period (in millions)			$814.6	$899.2

	Three Months Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA	2016	2015	2016	2015
Homebuilding revenue:
West region	$201,848	$143,328	$535,984	$338,412
East region	136,204	148,898	332,411	347,488
Southeast region	112,925	118,923	296,430	273,053
Total homebuilding revenue	$450,977	$411,149	$1,164,825	$958,953

Revenues:
Homebuilding	$450,977	$411,149	$1,164,825	$958,953
Land sales and other	8,960	18,289	25,168	35,608
Total revenues	$459,937	$429,438	$1,189,993	$994,561

Gross profit:
Homebuilding	$76,803	$74,221	$193,141	$161,877
Land sales and other	850	1,887	1,660	3,362
Total gross profit	$77,653	$76,108	$194,801	$165,239

Reconciliation of homebuilding gross profit before impairments and abandonments and interest amortized to cost of sales and the related gross margins to homebuilding gross profit and gross margin, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt.
In addition, given the unusual size and nature of the charges recorded related to the Florida stucco issues, as well as additional insurance recoveries from a third-party insurer, homebuilding gross profit is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended June 30,				Nine Months Ended June 30,
	2016		2015		2016		2015
Homebuilding gross profit	$76,803	17.0%	$74,221	18.1%	$193,141	16.6%	$161,877	16.9%
Inventory impairments and abandonments (I&A)	11,899		—		14,512		—
Homebuilding gross profit before I&A	88,702	19.7%	74,221	18.1%	207,653	17.8%	161,877	16.9%
Interest amortized to cost of sales	20,080		13,548		49,520		31,524
Homebuilding gross profit before I&A and interest amortized to cost of sales	108,782	24.1%	87,769	21.3%	257,173	22.1%	193,401	20.2%
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—		—		(3,612)		13,582
Additional insurance recoveries from a third-party insurer	(15,500)		—		(15,500)		—
Homebuilding gross profit before I&A, interest amortized to cost of sales, unexpected warranty costs and additional insurance recoveries from a third-party insurer	$93,282	20.7%	$87,769	21.3%	$238,061	20.4%	$206,983	21.6%

Reconciliation of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment, impairments and abandonments) to total Company net loss, the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies’ respective capitalization, tax position and level of impairments.
In addition, given the unusual size and nature of certain charges recorded during the periods presented, Adjusted EBITDA is also shown excluding these charges. Management believes that this representation best reflects the operating characteristics of the Company.

	Three Months Ended June 30,		Nine Months Ended June 30,		LTM Ended June 30, (a)
	2016	2015	2016	2015	2016	2015
Net income (loss)	$5,782	$12,175	$5,547	$(12,161)	$361,802	$47,686
Provision (benefit) from income taxes	5,168	(137)	1,809	(731)	(323,387)	(40,868)
Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization	26,499	19,512	70,372	55,197	101,161	81,989
Depreciation and amortization and stock compensation amortization	5,444	5,128	15,278	13,165	21,586	18,014
Inventory impairments and abandonments (b)	11,291	249	14,388	249	17,248	5,390
(Gain) loss on debt extinguishment	(429)	—	2,030	—	2,110	—
Adjusted EBITDA	$53,755	$36,927	$109,424	$55,719	$180,520	$112,211
Unexpected warranty costs related to Florida stucco issues (net of expected insurance recoveries)	—	—	(3,612)	13,582	(3,612)	17,872
Unexpected warranty costs related to water intrusion issues in New Jersey (net of expected insurance recoveries)	—	—	—	—	—	648
Additional insurance recoveries from third-party insurer	(15,500)	—	(15,500)	—	(15,500)	—
Litigation settlement in discontinued operations	—	—	—	3,660	—	3,660
Adjusted EBITDA excluding unexpected warranty costs, a litigation settlement in discontinued operations and additional insurance recoveries from a third-party insurer	$38,255	$36,927	$90,312	$72,961	$161,408	$134,391

(a) “LTM” indicates amounts for the trailing 12 months.
(b) Amounts for both the three and nine months ended June 30, 2016 exclude $0.6 million and $0.7 million, respectively, in capitalized interest impaired during the current period. This amount is included in the line above titled “Interest amortized to home construction and land sales expenses, capitalized interest impaired and interest expense not qualified for capitalization.”